EXHIBIT 99.1

BBSI Reports Third Quarter 2026 Financial Results

- Revenues up 5% to $334.1 Million and Gross Billings up 3% to $2.40 Billion -

VANCOUVER, Washington, November 4, 2026 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Financial Summary vs. Year-Ago Quarter

•
Revenues up 5% to $334.1 million.
•
Gross billings up 3% to $2.40 billion.
•
Average worksite employees (“WSEs”) up 0.6%.
•
Net income of $16.8 million, or $0.69 per diluted share, compared to net income of $20.6 million, or $0.79 per diluted share.

“BBSI delivered third quarter results in line with our expectations, reflecting continued execution against our controllable growth initiatives and disciplined operational management,” said Gary Kramer, President and CEO of BBSI. “Although client hiring trends remain soft, we are encouraged by improving conditions in the workers’ compensation market and our continued ability to secure rate increases. Combined with consistent execution across our controllable growth initiatives, these trends position us to build on our operating foundation as we move into 2027. We remain focused on disciplined growth, delivering value to our clients and strengthening our platform for long-term success.”

Third Quarter 2026 Financial Results

Revenues in the third quarter of 2026 increased 5% to $334.1 million compared to $318.9 million in the third quarter of 2025.

Total gross billings in the third quarter of 2026 increased 3% to $2.40 billion compared to $2.32 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer (“PEO”) services, primarily resulting from increased WSEs from net new clients, as well as higher average billings per WSE per day.

Workers’ compensation expense as a percent of gross billings was 2.4% in the third quarter of 2026, which included favorable prior year liability and premium adjustments of $0.8 million. This compares to 2.2% in the third quarter of 2025, which included favorable prior year liability and premium adjustments of $3.9 million.

Net income for the third quarter of 2026 was $16.8 million, or $0.69 per diluted share, compared to net income of $20.6 million, or $0.79 per diluted share, in the year-ago quarter.

Liquidity

As of September 30, 2026, unrestricted cash and investments were $73.7 million compared to $67.9 million as of June 30, 2026. BBSI remained debt free at quarter end.

Capital Allocation

Continuing under the Company’s stock repurchase program established in August 2025, BBSI repurchased $9.0 million of common stock in the third quarter, comprising 273,695 shares at an average price of $33.01. At September 30, 2026, approximately $31.2 million remained available under the $100 million repurchase program.

The Company paid $1.9 million of dividends in the quarter, and BBSI’s board of directors confirmed its next regular quarterly cash dividend at $0.08 per share. The cash dividend will be paid on December 4, 2026, to all stockholders of record as of November 20, 2026.

Through a combination of stock repurchases and dividends, year-to-date capital returned to shareholders totaled more than $50 million.

Outlook

The calendar-year outlook for 2026 is as follows:

•
Gross billings growth of 3% to 4%.
•
Growth in the average number of WSEs of 1% to 2%.
•
Gross margin as a percent of gross billings of 2.70% to 2.75%.
•
Effective annual tax rate to remain at 26% to 27%, excluding the one-time charge related to prior-year tax credits.

Conference Call

BBSI will conduct a conference call on Wednesday, November 4, 2026, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2026.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, November 4, 2026
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-800-717-1738
International dial-in number: 1-646-307-1865
Conference ID: 1199707

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through December 4, 2026.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 1199707

Key Performance Metrics and Non-GAAP Financial Measures

During the first quarter of 2026, the Company recorded tax-effected charges of $11.6 million related to the disallowance of certain wage-based tax credits claimed in prior years. This charge was recorded within provision for income taxes on our condensed consolidated statements of operations. We have excluded this charge from our non-GAAP measures as it relates to prior periods and is not indicative of our current or future operational performance.

The reconciliation of net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the nine months ended September 30, 2026 is shown in the table below (in thousands, except per share amounts):

	(Unaudited)
	Nine Months Ended
	September 30,
	2026
	Net Income	Diluted Income Per Share
GAAP net income	$14,817	$0.60
Non-recurring tax adjustment	11,565	0.46
Non-GAAP net income	$26,382	$1.06
Weighted average number of diluted common shares outstanding		24,830

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and nine months ended September 30, 2026 and 2025.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Gross billings	$2,395,362	$2,321,852	$6,849,493	$6,644,993
PEO and staffing wages	$2,074,863	$2,017,499	$5,923,756	$5,766,932

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
PEO and staffing wages	86.6%	86.9%	86.5%	86.8%
Payroll taxes	6.7%	6.7%	7.2%	7.2%
Benefit costs	1.3%	0.9%	1.3%	0.9%
Workers' compensation	2.4%	2.2%	2.4%	2.2%
Gross margin	3.0%	3.3%	2.6%	2.9%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended September 30,
	2026	Year-over-year % Growth	2025	Year-over-year % Growth
Average WSEs	142,319	0.6%	141,492	6.1%
Ending WSEs	142,020	1.1%	140,409	5.8%

	(Unaudited)
	Nine Months Ended September 30,
	2026	Year-over-year % Growth	2025	Year-over-year % Growth
Average WSEs	139,067	1.0%	137,640	7.2%
Ending WSEs	142,020	1.1%	140,409	5.8%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 8,200 PEO clients in all 50 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could affect future results include: our ability to retain current clients and attract new clients; technology implementation and disruption, including the displacement of employees through the adoption of AI and automation by our clients; the outcome of audits and other determinations by the IRS; difficulties associated with integrating clients into our operations; economic trends in the Company’s service areas and the potential effects of changing governmental policies, including those related to immigration, tariffs, other trade policies, or climate regulation; risks to our business and the business of our clients arising from current or future tariffs or other trade restrictions, supply chain issues, changes in labor force, or geopolitical instability, including the wars in Ukraine and Iran, other conflicts in the Middle East, and the potential for future conflicts or disruptions in other parts of the world; natural disasters; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; PEO client benefit costs, particularly with regard to health insurance benefits; security breaches or failures in the Company’s information technology systems; collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying values of deferred income tax assets and goodwill (which may be affected by our future operating results); the effects of inflation on our operating expenses and those of our clients; the impact of and potential changes to the Patient Protection and Affordable Care Act, escalating medical costs, and other health care legislative initiatives on our business; the impact of the One Big Beautiful Bill Act and other recently enacted legislation on our business; the effect of changing monetary policy, interest rates and conditions in the global capital markets on the Company’s investment portfolio; and the availability of capital, borrowing capacity on our revolving credit facility, or letters of credit necessary to meet state-mandated surety deposit requirements for maintaining our status as a qualified self-insured employer for workers’ compensation coverage or our insured program. Other important factors that may affect the Company’s prospects are described in the Company’s 2025 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$46,098	$95,033
Investments	27,637	62,154
Trade accounts receivable, net	328,730	248,626
Income taxes receivable	952	2,965
Prepaid expenses and other	24,655	18,652
Restricted cash and investments	65,342	97,210
Total current assets	493,414	524,640
Property, equipment and software, net	76,829	67,230
Operating lease right-of-use assets	21,777	23,218
Restricted cash and investments	97,796	106,216
Goodwill	47,820	47,820
Other assets	8,136	9,869
Deferred income taxes	811	74
Total assets	$746,583	$779,067
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,488	$7,433
Accrued payroll and related benefits	305,266	237,783
Payroll taxes payable	49,318	62,463
Current operating lease liabilities	7,070	6,969
Current premium payable	8,703	38,992
Other accrued liabilities	9,032	19,357
Workers' compensation claims liabilities	31,247	32,875
Total current liabilities	417,124	405,872
Long-term workers' compensation claims liabilities	65,005	75,709
Long-term premium payable	26,177	26,025
Long-term operating lease liabilities	15,953	17,484
Customer deposits and other long-term liabilities	14,565	12,977
Stockholders' equity	207,759	241,000
Total liabilities and stockholders' equity	$746,583	$779,067

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Revenues:
Professional employer services	$316,212	$299,685	$914,178	$864,781
Staffing services	17,850	19,264	46,157	54,391
Total revenues	334,062	318,949	960,335	919,172
Cost of revenues:
Direct payroll costs	13,624	14,604	34,740	41,075
Payroll taxes	160,742	156,040	493,003	480,456
Benefit costs	29,104	20,230	85,470	56,097
Workers' compensation	57,921	51,310	166,412	148,896
Total cost of revenues	261,391	242,184	779,625	726,524
Gross margin	72,671	76,765	180,710	192,648
Selling, general and administrative expenses	48,881	49,886	143,555	142,912
Depreciation and amortization	2,559	2,097	6,989	6,093
Income from operations	21,231	24,782	30,166	43,643
Other income (expense):
Investment income, net	1,243	1,983	5,175	6,903
Interest expense	(43)	(45)	(127)	(133)
Other, net	102	32	204	131
Other income, net	1,302	1,970	5,252	6,901
Income before income taxes	22,533	26,752	35,418	50,544
Provision for income taxes	5,783	6,133	20,601	12,492
Net income	$16,750	$20,619	$14,817	$38,052
Basic income per common share	$0.69	$0.80	$0.60	$1.48
Weighted average number of basic common shares outstanding	24,135	25,688	24,505	25,696
Diluted income per common share	$0.69	$0.79	$0.60	$1.45
Weighted average number of diluted common shares outstanding	24,419	26,171	24,830	26,263

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com